JOINT FILER INFORMATION

Name of Joint Filer:	Advantage Capital Partners, L.L.C.

Address of Joint Filer:	909 Poydras Street, Suite 2230 New Orleans, LA 70112

Relationship of Reporting Person:	May be deemed a member of a group that is a 10% owner.

Designated Filer:	Advantage Capital Partners V Limited Partnership

Issuer and Ticker or Trading Symbol:	OMNI Energy Services Corp. (OMNI)

Period Covered by the Report:	November 10-11, 2003

Signature of Joint Filer	ADVANTAGE CAPITAL ADVISORS, L.L.C.

By: /s/ Steven T. Stull
Steven T. Stull
President